Exhibit 10.23

December 1, 2025

3i, LP
2 Wooster Street, 2nd Floor,
New York, New York 10013.
Attn: Maier Joshua Tarlow, Manager of 3i Management, LLC, the general partner of 3i, LP

Re: Conversion Price Voluntary Adjustment Notice

Dear Sirs:

Reference is made to (a) that certain Securities Purchase Agreement dated as of August 29, 2025 (the “Purchase Agreement”) between Blue Gold Limited (the “Company”) and the purchaser identified therein (the “Holder”), (b) that certain senior convertible note of the Company issued to the Holder on September 3, 2025 in the Original Principal Amount of $3,804,348 (the “Note”), and (c) the other transaction documents, as modified from time to time, referred to collectively, as the “Transaction Documents”. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement, or if not defined therein, in the Note, or if not defined therein, in the applicable Transaction Document, in each case as of the date hereof.

This letter agreement (this “Letter Agreement”) confirms our recent discussions about, among other matters, certain modifications to the Note.

Pursuant to Section 7(f) and Section 8(a) of the Note, the Company and the Holder hereby agree that in lieu of the payment in cash of the first Installment Amount on the first Installment Date on December 3, 2025, the Holder shall have the right to convert the entire first Installment Amount of $1,017,663.09, or any portion thereof, at its option, at a Conversion Price equal to 93% of the lowest VWAP for the five- (5-) Trading Day period prior to the date of the Holder’s applicable Conversion Notice. Any conversion which occurs shall be voluntary at the election of the Holder in accordance with Section 3 of the Note, which shall evidence its election as to the amount of the Note being converted in writing in a Conversion Notice.

This Letter Agreement is a Transaction Document and is limited as written. As of the date first written above, each reference in the Purchase Agreement or any other applicable Transaction Document to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to such Purchase Agreement or other Transaction Documents (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement as modified thereby, and this Letter Agreement and the Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate the Holder or Company to enter into or consider entering into any other amendment, waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of New York, (b) is for the exclusive benefit of the parties hereto and the beneficiaries of the Purchase Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

BLUE GOLD LIMITED

By:	/s/ Andrew Cavaghan
Name:	Andrew Cavaghan
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

3i, LP

By: 3i Management LLC, As General Partner

By:	/s/ Maier J. Tarlow
Name:	Maier J. Tarlow
Title:	Manager